Exhibit 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of March, 2015, by and between Essent Reinsurance Ltd. (the “Company”) and Joseph Hissong (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive following the Effective Date and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

Section 1. Definitions.

(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive's employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(b)“Agreement” shall have the meaning set forth in the preamble hereto.

(c)“Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d)“Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(e)“Board” shall mean the Board of Directors of the Parent.

(f)“Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful and continued failure or refusal by Executive to perform in any material respect his duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any material assets or business opportunities of the Company or any other member of the Company Group, (iv) acts of embezzlement or material fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, (vii) Executive’s material breach of this Agreement or breach of the Non-Interference Agreement or, (viii) any circumstances outlined in the Employment Act 2000 which gives rise to an entitlement to terminate for unsatisfactory performance, repeated misconduct and/or gross misconduct. If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to disgorge to the Company all amounts received pursuant to this Agreement to the extent that they would not have been paid or payable to Executive had such termination been by the Company for Cause.

(g)“Change of Control” shall mean the first of the following to occur after the Effective Date, provided that all references to the "Company” within this subsection (g) shall apply with equal force and effect to the Parent:

(i)Acquisition of Controlling Interest. Any person or group of persons acting in concert (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities, excluding, however, the following: (A) any acquisition directly from the Company, (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any underwriter temporarily holding securities pursuant to an offering of such securities. In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change of Control, as reasonably determined by the Board.

(ii)Change in Board Control. During any consecutive one-year period commencing after the Effective Date, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new director shall be considered an "‘approved replacement” director if his or her election (or nomination for election) was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors, but in either case excluding any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board.

(iii)Merger. The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before the transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities.

(iv)Sale of Assets. The Company consummates a sale or disposition of all, or substantially all, of the Company’s assets.

(v)Liquidation or Dissolution. The Company implements a plan for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and shall not be deemed to have occurred unless the Change of Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

(h)“Company” shall have the meaning set forth in the preamble hereto.

(i)“Company Group” shall mean the Parent together with any direct or indirect subsidiaries of the Parent.

(j)“Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(k)“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s material duties for a period of one hundred twenty (120) consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected and paid for by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(l)“Effective Date” means May 1, 2015.

(m)“Executive” shall have the meaning set forth in the preamble hereto.

“Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s, authority, duties, or responsibilities as set forth in Section 3 hereof such that Executive is no longer serving in a senior executive capacity for the Company, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executive officers), or (iii) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i) or (ii), above). Executive acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the

Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(n)“Long Term Incentive Plan” shall have the meaning set forth in Section 4(c) hereof.

(o)“LTIP Award” shall have the meaning set forth in Section 4(c) hereof.

(p)“Non-Interference Agreement” shall mean the Restrictive Covenant and Confidentiality Agreement attached hereto as Exhibit A.

(q)“Parent” shall mean Essent Group Ltd., a Bermuda limited liability
Company.

(r)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non- charitable), unincorporated organization, or other form of business entity.

(s)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel to comply with changes in applicable law).

(t)“Retirement” shall mean Executive’s voluntary termination of employment without Good Reason either (i) upon satisfaction of the requirements for late, normal or early retirement under the tax-qualified defined contribution plan in which Executive is eligible to participate, as defined in such plan, or (ii) regardless of whether such plan exists, following any date after which Executive has attained the age of sixty-five (65) and completed no less than ten (10) years of continuous service with the Company Group.

(u)“Severance Benefits” shall have the meaning set forth in Section 7(g) hereof.

(v)“Severance Multiplier” shall mean an amount equal to one and one-half (1½).

(w)“Term” shall mean the period specified in Section 2 hereof

Section 2. Acceptance and Term.

The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein, The Term shall commence on the Effective Date and, unless terminated sooner as provided in Section 7 hereof, shall continue during the period ending on the close of business of the one (1) year anniversary of the Effective Date (the “Initial Term”). The term of this Agreement shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives written notice of non-extension to the other no later than six (6) months prior to the expiration of the then-applicable Term (the “Notice of Non-Extension”). In the event that the Company provides Notice of Non-Extension to the Executive in accordance with this Section 2, such notice and non-extension of the Term shall not be treated as a termination by the Company without Cause or an event that constitutes Good Reason, and Executive shall not be entitled to any Severance Benefits upon such termination of this Agreement save for a lump sum payment equal to six (6) months Base Salary. The Notice of Non-Extension may, at the option of the Company, be satisfied by a payment in lieu of notice. The rights arising within this clause are at all times subject to the rights of the Company to terminate prior to end of the Term pursuant to section 7, below. In such circumstances, no entitlement to payment will arise pursuant to this clause.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a)Position. Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the President of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such titles. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b)Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder or create a potential business or fiduciary conflict.

(c)Principal Place of Employment. Executive’s principal place of employment shall be at the offices of Essent Reinsurance, Ltd in Hamilton, Bermuda, although Executive understands and agrees that he may be required to travel from time to time for business reasons. The Executive is required to spend such time in the Bermuda office of the Company as is necessary to adequately to perform the duties of the position which is anticipated to be approximately 4 days per week. Executive shall comply with Company’s applicable international tax operating guidelines (as may be amended from time to time) in performance of his duties.

Section 4. Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a)Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $350,000, with increases, if any, as may be approved in writing by the Compensation Committee; provided, however, that the foregoing shall not preclude the Company from reducing Executive’s Base Salary as part of an across-the-board reduction applicable to all similarly situated executive officers of the Company.

(b)Annual Bonus. Beginning in 2015, Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus Plan”). The target Annual Bonus for each fiscal year, commencing with fiscal year 2014, shall be at least 100% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive consistent with the Annual Bonus Plan. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date, except as otherwise provided in this Agreement.

(c)Long Term Incentive Plan. Commencing with the 2016 calendar year, Executive shall be eligible to participate in the applicable Company long-term incentive plan (“Long Term Incentive Plan”) with an annual target opportunity thereunder of at least 50% of Base Salary. The terms and conditions (e.g., performance measures, vesting schedules, allocation between different forms of equity) of Executive’s long-term incentive awards shall be similar to the terms and conditions of the long-term incentive awards granted to other executive officers of the Company, as determined by the Compensation Committee from time to time (the “LTIP Awards”). The terms and conditions of the grant of LTIP Awards to Executive under the applicable Company’s Long Term Incentive Plan shall be set forth in the award agreement relating to the grant of such LTIP Award.

(d)Equity Plan. On or after the Effective Date, Executive will be eligible for an award of US$1,000,000.00 of common shares of Essent Group Ltd (“Equity Award”). The terms and conditions of the grant of the Equity Award to Executive under the applicable Company’s Long Term Incentive Plan shall be set forth in the award agreement relating to the grant of such LTIP Award

(e)Living Expenses. The Company will reimburse Executive for all reasonably incurred expenses relating to travel to and from Bermuda to include air transportation, accommodation and meals, provided that such expenses are incurred and documented in accordance with the Company’s Expense Reimbursement Policy.

Additional Benefits. During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided on reasonably similar terms to similarly situated executive officers of the Company Group. Executive shall also be eligible to participate in the Company’s financial counseling program in effect from time to time. Please note that it is the sole responsibility of the Executive to seek out advice from a tax professional regarding Executive’s personal tax liability prior arising from the Executive’s employment and/or the terms of this Agreement.

(f)Annual Leave. Executive shall be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case provided on no less favorable terms to similarly situated executive officers of the Company in accordance with the Company policy as in effect from time to time and no Less favorable than as provided for by the Employment Act 2000.
Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time.

Section 5. Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

Section 6. Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 7. Termination of Employment.

(a)General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason (including due to Retirement). Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.

(b)Termination Due to Death, Disability or Retirement. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Employment shall terminate upon Executive’s Retirement. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability or Retirement, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)The Accrued Obligations; and

(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is three (3) months following the last day of the fiscal year in which such termination occurred; and

(iii)Any service-based vesting or service requirements with respect to any equity grant and other long-term incentive award previously granted to Executive and then outstanding shall become vested and non-forfeitable as of the date of termination of Executive’s employment and any performance-based equity grant and other long-term incentive award previously granted to Executive and then outstanding that has not been earned as of the date of termination of Executive’s employment, shall remain outstanding through the last day of the applicable performance period, without regard for the termination of employment, and shall be earned at a pro-rata amount (based on the period from the commencement of the applicable performance period through the date of termination of Executive’s employment), based on the actual performance for the applicable performance period, and, in other respects, such awards shall be governed by the plans, programs, agreements, or other documents, as applicable, pursuant to which such awards were granted.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii) and (iii) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Non-Interference Agreement. Following Executive’s death or a termination of Executive’s employment by reason of a Disability or Retirement, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)Termination by the Company with Cause.

(i)The Company may terminate Executive’s employment immediately at any time with Cause, effective upon Executive’s receipt of written notice of such termination.

(ii)In the event that the Company terminates Executive’s employment with Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 7(c)(ii)), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause upon provision on one month’s notice (the “Notice Period”) (such Notice Period, at the option of the Company, being satisfied by a payment in lien of notice), being effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)The Accrued Obligations; and

(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is three (3) months following the last day of the fiscal year in which such termination occurred; and

(iii)Subject to achievement of the applicable performance conditions for the fiscal year of the Company in which Executive’s termination occurs, as determined by the Compensation Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, which amount shall be paid at such time annual bonuses arc paid to other senior executive officers of the Company, but in no event later than the date that is 3 (three) months following the last day of the fiscal year in which such termination occurred; and

(iv)A lump sum payment equal to six (6) months Base Salary; and

(v)Any service-based vesting or service requirements with respect to any equity grant and other long-term incentive award previously granted to Executive and then outstanding that would have vested during a number of months following the date of termination of Executive’s employment equal to the Severance Multiplier multiplied by twelve (12) shall become vested and non-forfeitable as of the date of termination of Executive’s employment; provided, that in the event the termination of Executive’s employment follows a Change of Control, any service-based vesting or service requirements with respect to any equity gram and other long-term incentive award previously granted to Executive and then outstanding shall become fully vested and nonforfeitable as of the date of termination of Executive’s employment;

Any performance-based equity grant and other long-term incentive award previously granted to Executive and then outstanding that has not been earned as of the date of termination of Executive’s employment, shall remain outstanding through the last day of the applicable performance period, without regard for the termination of employment, and shall be earned at a pro-rata amount (based on the period from the commencement of the applicable performance period through the date of termination of Executive’s employment), based on the actual performance for the applicable performance period , and, in other respects, such awards shall be governed by the plans, programs, agreements, or other documents, as applicable, pursuant to which such awards were granted; and Outplacement services at a level commensurate with Executive’s position in accordance with the Company’s practices as in effect from time to time.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), (v) (vi), (vii) and (viii) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Non-Interference Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e)Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of Executives knowledge of occurrence of such event. During such notice period, the Company shall have a cure right, and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f)Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing file characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) or payment of the lump sum payment pursuant to Section 2 shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within fourteen (14) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner, Executive shall not be entitled to any of the Severance Benefits or payment of the lump sum payment pursuant to Section 2. For the avoidance of doubt, in die event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

(h)Garden Leave. In the event that the Executive or Company gives a Notice of Non-Extension or any notice of termination providing for a notice period, the Company may at any time and in its absolute discretion direct that:

(i)the Executive refrain from contacting directly or indirectly any customers, clients, advertisers, suppliers, agents, professional advisors, brokers, contractors or employees of the Company; and/or

(ii)the Executive does not enter all or any premises of die Company; and/or

(iii)the Executive refrain from undertaking any duties on behalf of the Company or any Group Company.

(hereinafter “Garden Leave”)

During any period when Garden Leave is invoked, the Executive shall continue to receive his full contractual remuneration and the Executive must continue to comply without exception with all his obligations under this Agreement and all applicable obligations in the Non-Interference Agreement. This clause shall not affect the general right of the Company to suspend the Executive during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive.

Section 8. Non-Interference Agreement.

As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that the Non-Interference Agreement will survive the termination of this Agreement.

Section 9. Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a)Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)in connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 10. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to payroll tax and social insurance, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement.

Section 11. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 7(d)(iv) hereof, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 12. Successors and Assigns; No Third-Party Beneficiaries.

(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b)Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or Section 12(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 13. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board, No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 14. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 15. Governing Law and Jurisdiction.

This Agreement together with its appendixes shall be governed by the laws of Bermuda without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. Save as provided for otherwise in this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled by the following process: (1) The Executive and the Company will attempt in good faith to settle the dispute or controversy by mediation in Bermuda and agree to retain the services of a mediator who is acceptable to the parties. In the event that the Company and the Executive do not agree on an acceptable mediator within 7 days of the date any claim for arbitration hereunder is asserted a mediator shall be appointed by the Appointments Committee of the Chartered Institute of Arbitrators Bermuda Branch (the "Appointment Committee"). The Executive and the Company agree that any negotiations and/ or mediation pursuant to this Section 15 will be conducted over a period not to exceed thirty (30) calendar days.(2) The Executive and the Company agree that any such dispute or controversy which has not been resolved by mediation or negotiation as provided by this section will be finally resolved and settled by binding arbitration in Bermuda, in accordance with Bermuda International Conciliation and Arbitration Act 1993 and the UNCITRAL Arbitration Rules then in effect, by a sole arbitrator that is acceptable to the Company and the Executive. In the event that the Company and the Executive do not agree on an acceptable arbitrator within 30 days of the date any claim for arbitration hereunder is asserted, the arbitrator shall be appointed by the Appointment Committee. Unless any agreement reached in mediation or an arbitral award (whether interim or final), as the case may be, provides otherwise, all payments and benefits not subject to dispute or controversy shall be paid and provided to the Executive in accordance with the provisions of this Agreement. Judgment may be entered on a mediation agreement or arbitrator’s award, as the case may be, in any court having jurisdiction. The prevailing Party in any such dispute resolution process shall be entitled to recover reasonable costs and attorneys’ fees from the other Party or Parties.

Section 16. Notices.

(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 17. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 18. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.

Section 19. Indemnification.

The Company shall extend to Executive (i) the same indemnification arrangements that are generally provided to other similarly situated executive officers of the Company, including after termination of employment, and (ii) the maximum indemnification rights that are allowable under applicable law as well as under the Company’s memorandum of association or bye-laws.

Section 20. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 21. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable data format (.pdf) file or image file attachment.

* * *
[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
ESSENT REINSURANCE LTD.

/s/ADITYA DUTT
By: Aditya Dutt
Title: Chairman

EXECUTIVE

/s/ JOSEPH HISSONG
Joseph Hissong

For purposes of Section 3(a) and 4(c) (and any related provisions of this Agreement relating to LTIP Awards):
ESSENT GROUP LTD.

/s/MARK A. CASALE
By: Mark A. Casale
Title: President and CEO

[Signature Page to Joseph Hissong Employment Agreement]

EXHIBIT A: RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

This Restrictive Covenant and Confidentiality Agreement (this “Agreement’) is made this 13th day of March, 2015, (“Effective Date”) by and between Essent Reinsurance Ltd. (the “Company”) and the undersigned (the “Executive”) (collectively referred to as the “Parties”).

The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to tire Company and certain Group Companies and will obtain personal knowledge of and influence over its or their customers and/or executives. The Executive therefore agrees that the restrictions set out in this clause are reasonable and necessary to protect the legitimate business interests of the Company and any applicable Group Company both during and after the termination of the employment. For good and valuable consideration, namely the employment of the Executive with the Company, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Definitions

“Company Services” means (i) reinsurance, (ii) mortgage guaranty insurance, (ii) mortgage guaranty reinsurance, and (iii) any business activity in which a member of Company Group is engaged (or has committed plans to engage) during employment period, (iv) business development, technical and product support, technical advice, and underwriting and customer services relating to reinsurance, mortgage guaranty insurance or other business activity in each case as supplied by the Company with which the duties of the Executive were materially concerned or for which he was directly or ultimately responsible during the Restricted Period;

“Customer” means any person or firm or company or other organisation whatsoever to whom or which the Company supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period;

(a)the Executive had material personal dealings pursuant to his employment; or

(b)any executive, who was under the direct or indirect supervision of the Executive, had material personal dealings pursuant to their employment.

“Garden Leave” means any period in which Notice of Non-Extension or any notice of termination is provided by either the Executive or the Company and in respect of which the Company requires the Executive to refrain from undertaking any duties on behalf of the Company or any Group Company during such notice period;
“Group Company” means and includes any company which is from time to time a holding company (as defined by Section 86 of the Companies Act 1981, but irrespective of whether it is a Bermuda company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company or in which the Company owns at least 50% of the issued share capital.

“Prospective Customer” means any person or firm or company or other organisation whatsoever with whom or which the Company shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period:

(a)the Executive had material personal dealings pursuant to his employment; or

(b)any executive, who was under the direct or indirect supervision of the Executive, had material personal dealings pursuant to their employment; or

(c)the Executive was directly responsible in a client management capacity on behalf of the Company.

“Restricted Area” means:

(a)Bermuda; or

(b)any geographic area in which the Company provided Company Services and for which the Executive was responsible in the Restricted Period.

“Restricted Executive” means any Company Group employee who at the Termination Date was at the level of Senior Vice President, Vice President, director, manager, underwriter or salesperson with whom the Executive had material contact or dealings in the course of his employment during the Restricted Period;

“Restricted Period” means the period of 12 months ending on the Termination Date or, in the event that no duties were assigned to the Executive for any part of the duration of the notice period, the 12 months immediately preceding the last day on which the Executive carried out any duties for the Company;

‘Termination Date” means the date upon which the Executive’s employment under this Agreement comes to an end for whatever reason.

Confidentiality

1.
The Executive hereby agrees that during term of employment or at any time thereafter, he/she shall not use or disclose to any person, firm or corporation any confidential information acquired by, or disclosed to him/her except in the course of performing his/her duties for the Company. The term Confidential Information shall include, but shall not be limited to, proprietary models, analysis, processes or technology, trade secrets, patented processes, research and development data, know-how, formulae, contractual information pricing policies, loss developments, financial information, the substance of agreements and arrangements with customers, suppliers and others, names of accounts, customer and supplier lists, executive lists and any other documents embodying such confidential and proprietary information whether it is available in any and all media including, but not limited to: writing, paper, electronic or digital format or is provided orally by or on behalf of the Company. The term Confidential Information also includes proprietary information regarding any customer or consumer, applications, loan files, methods, processes, client lists, executive information or any information derived there from and consumer or customer non-public personal information as defined in Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq. (“Confidential Information”).

2.
All information and documents relating to the Company, or any of its affiliates including but not limited to the Confidential Information shall be the exclusive property of the Company and the Executive shall use commercially reasonable efforts to prevent any unintended publication or disclosure of such information and documents. Upon termination of the employment of the Executive with the Company, the Executive shall not take from and will promptly return to the Company all Company property including, but not limited to, documents, records, customer or supplier lists, computer programs, equipment designs, technical information, reports, writings and other similar documents containing Confidential Information of the Company, Essent Group, Ltd. or any of its affiliates, including copies thereof, then in the Executive’s possession or control except to the extent such documents relate to the Executive’s employment status or benefits with the Company.

3.
Confidential Information does not include information which is: (i) in the public domain through no fault of the Executive; (ii) generally known by persons other than the Company or persons employed by, in control of or otherwise affiliated with the Company; (iii) already known to the Executive at the time of such disclosure; (iv) independently developed by the Executive without use of any confidential or proprietary information of the Company or its affiliates; (v) approved in writing for unrestricted release or unrestricted disclosure by the Company; or (vi) produced or disclosed pursuant to applicable laws, regulations or court order, provided the Executive has given the Company written notice of such request (to the extent permitted by law) such that the Company has an opportunity to defend, limit or protect such production or disclosure.

Non-Compete

4.
At the Company’s election to be communicated by written notice to the Executive, the Executive hereby undertakes with the Company that during the 12 months following termination (the “Non-Compete Period”) he will not, whether by himself through his executives or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization, directly or indirectly:

a.
in competition with the Company within the Restricted Area, be employed or engaged or otherwise interested (otherwise than as a minority and passive shareholder in a publicly traded entity) in any business relating to Company Services including a start-up business whose ultimate business plan or purpose is to provide Company Services; or

b.	in competition with the Company, accept or facilitate the acceptance of any business dealings for Company Services from any Customer or Prospective Customer.

5.
In the event the Company elects to enforce this clause, the Company will pay the executive during the Non-Compete Period a pro rata monetary sum equivalent to the Executive’s Base Salary plus a pro rata monetary sum equivalent to the cost of Executive’s healthcare insurance premium in place at the time of enforcement of this clause ("the Non-Compete Payments’). The Non-Compete Payments will be paid to the Executive in arrears in equal periodic installments in keeping with the Company’s payroll practices but in no event less frequently than monthly. The Parties agree that in the event the Executive’s employment is terminated with Cause, the Company may invoke clause 4, but no Non-Compete Payments shall be payable.

6.
For the avoidance of doubt, the Non-Compete Payments will not be payable during any period of Garden Leave and the Non-Compete Period will be reduced by any period spent by the Executive on Garden Leave.

Non-solicitation

7.
The Executive hereby undertakes with the Company that during the 12 months following termination he shall not without the prior written consent of the Company (such consent not to be unreasonably withheld) whether by himself through his executives or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation directly or indirectly:

a.	in competition with the Company, solicit business from or endeavor to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Company Services;

b.	solicit or induce or endeavour to solicit or induce any Restricted Executive to cease working for or providing services to the Company and shall not hire any Restricted Executive, whether or not any such person would thereby commit a breach of contract.

Non-Disparagement.

9.
The Executive agrees that during the Employment Period, and at all times thereafter, he will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group. However, such obligations under this clause 8 shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Property of the Company

10.
The Executive agrees that all plans, manuals and specific materials developed by the Executive in connection with the performance of his/her duties as an executive are and shall remain the exclusive property of the Company. All drawings, models, designs, formulas, methods, code, software, documents and tangible items prepared for and/or submitted to the Company by the Executive in connection with the performance of the Executive’s duties shall belong exclusively to the Company and shall be deemed to be works made for hire (the "Deliverable Items"). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, the Executive hereby assigns to the Company the ownership of copyright or mask work in the Deliverable Items, and the Company shall have the right to obtain and hold in its own name any trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. The Executive hereby agrees to give the Company or its designees all assistance reasonably required to perfect such rights.

Right to Injunction

11.
The Executive specifically acknowledges and agrees that the foregoing non-competition and non-solicitation provisions of clause 4 and 7, respectively, do not impose a greater restraint than is necessary to protect the legitimate business interests of the Company and contain certain limitations as to duration, geographic area and scope which are reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates. The Executive further acknowledges and agrees that any breach or threatened breach of any provision of this Agreement by the Executive will result in irreparable injury for which money damages will not provide an adequate remedy and shall therefore entitle the Company, in addition to any other remedies available to it at law or in equity, to seek and obtain an order from the Supreme Court of Bermuda temporarily, preliminarily, or permanently enjoining any such breach or threatened breach, without proof of actual damages.

Counterparts

12.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one of such counterparts.

Governing Law

13.
This Agreement shall be governed by the laws of Bermuda without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. Save as provided for otherwise in this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled by the following process: (1) The Executive and the Company will attempt in good faith to settle the dispute or controversy by mediation in Bermuda and agree to retain the services of a mediator who is acceptable to the parties. In the event that the Company and the Executive do not agree on an acceptable mediator within 7 days of the date any claim for arbitration hereunder is asserted a mediator shall be appointed by the Appointments Committee of the Chartered Institute of Arbitrators Bermuda Branch (the “Appointment Committee"). The Executive and the Company agree that any negotiations and/ or mediation pursuant to this Section 12 will be conducted over a period not to exceed thirty (30) calendar days.(2) The Executive and the Company agree that any such dispute or controversy which has not been resolved by mediation or negotiation as provided by this section will be finally resolved and settled by binding arbitration in Bermuda, in accordance with Bermuda International Conciliation and Arbitration Act 1993 and the UNCITRAL Arbitration Rules then in effect, by a sole arbitrator that is acceptable to the Company and the Executive. In the event that the Company and the Executive do not agree on an acceptable arbitrator within 30 days of the date any claim for arbitration hereunder is asserted, the arbitrator shall be appointed by the Appointment Committee. Unless any agreement reached in mediation or an arbitral award (whether interim or final), as the case may be, provides otherwise, all payments and benefits not subject to dispute or controversy shall be paid and provided to the Executive in accordance with the provisions of this Agreement. Judgment may be entered on a mediation agreement or arbitrator's award, as the case may be, in any court having jurisdiction. The prevailing Party in any such dispute resolution process shall be entitled to recover reasonable costs and attorneys’ fees from the other Party or Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

/s/ADITYA DUTT
Essent Reinsurance Ltd.
By: Aditya Dutt
Title: Chairman
/s/ JOSEPH HISSONG
Executive
Joseph Hissong

EXHIBIT B: RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated        , 2015 with Essent Reinsurance, Ltd. (my “Employment Agreement”)), and other good and valuable consideration, I, Joseph Hissong, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, the Parent, and each of their respective direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever directly or indirectly related to or arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Employment Act 2000 and the Human Rights Act 1981, each as may be amended from time to time, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under the Employment Act 2000 and the Human Rights Act 1981.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 2 or 7 of my Employment Agreement, (ii) any claims that cannot be waived by law, (iii) my legal and equitable rights of indemnification under common law, statute, as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time or (iv) under the Director and Officer Indemnification Agreement.

I expressly acknowledge and agree that I - Am able to read the language, and understand the meaning and effect, of this Release;

1.Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that 1 am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

2.Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

3.Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

4.Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

5.Was advised to consult with my attorney regarding the terms and effect of this Release; and

6.Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a claim, complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a claim, complaint, charge, or lawsuit, I agree that I shall cause such claim, complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to any claim which is not capable of waiver, pursuant to the Employment Act 2000 or otherwise, however were I to pursue any such claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me. To the extent any such award is provided pursuant to such claim, I agree that the Company or any other member of the Company Group may recover all payments or Severance Benefits paid to me pursuant to the terms of my Employment Agreement and in reliance on this Release.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything in this Release to the contrary, the Release and its continuation are conditioned upon the Company’s payment or delivery, as and when due, of all Severance Benefits. In the event that the Company fails to make a payment or delivery of a Severance Benefit as and when due, I shall provide the Company a written detailed notice of such failure. If within 10 business days of receipt of such notice the Company continues to fail to make a payment or deliver the then due Severance Benefit, this Release shall be null and void and of no effect at my option.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF BERMUDA, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE BERMUDA SUPREME COURT. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITHTHIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

Joseph Hissong
Date: